EXHIBIT 24
POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of T. Rowe Price Group, Inc., a Maryland corporation, constitute and appoint James A.C. Kennedy, Kenneth V. Moreland, Joseph P. Croteau and Barbara A. Van Horn, or any one of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned in their respective names as directors and officers of T. Rowe Price Group, Inc., its Registration Statement on Form S-8, any amendment (including post-effective amendments) or supplement thereto relating to the issuance of common stock of T. Rowe Price Group, Inc. pursuant to the 2007 Non-Employee Director Equity Plan, to be filed with the Securities and Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Signature	Title	Date
Chief Executive Officer and President
/s/ James A.C. Kennedy	(Principal Executive Officer)	April 12, 2007
James A.C. Kennedy

Vice President and Chief Financial Officer
/s/ Kenneth V. Moreland	(Principal Financial Officer)	April 12, 2007
Kenneth V. Moreland

Treasurer
/s/ Joseph P. Croteau	(Principal Accounting Officer)	April 12, 2007
Joseph P. Croteau

/s/ Brian C. Rogers	Chairman of the Board of Directors	April 12, 2007
Brian C. Rogers

/s/ Edward C. Bernard	Vice Chairman of the Board of Directors	April 12, 2007
Edward C. Bernard

/s/ James T. Brady	Director	April 12, 2007
James T. Brady

/s/ J. Alfred Broaddus, Jr.	Director	April 12, 2007
J. Alfred Broaddus, Jr.

/s/ Donald B. Hebb, Jr.	Director	April 12, 2007
Donald B. Hebb, Jr.

/s/ Dr. Alfred Sommer	Director	April 12, 2007
Dr. Alfred Sommer

/s/ Dwight S. Taylor	Director	April 12, 2007
Dwight S. Taylor

/s/ Anne Marie Whittemore	Director	April 12, 2007
Anne Marie Whittemore